Exhibit 99.1

STAG INDUSTRIAL ANNOUNCES FIRST QUARTER 2014 RESULTS

Boston, MA – May 5, 2014 - STAG Industrial, Inc. (the “Company”) (NYSE:STAG), a company focused on the acquisition, ownership and management of single-tenant industrial properties throughout the United States, today announced its financial and operating results for the first quarter 2014.

In the First Quarter of 2014, the Company:

-	Generated Cash Net Operating Income (Cash NOI) of $31.9 million compared to $25.3 million for the first quarter of 2013, an increase of 26%.
-

Generated Core Funds from Operations (Core FFO) of $19.0 million compared to $15.5 million for the first quarter of 2013, an increase of 23%. This represents $0.36 per diluted share compared to $0.33 per diluted share in the first quarter 2013.

-	Generated Adjusted Funds from Operations (AFFO) of $19.3 million compared to $15.2 million for the first quarter of 2013, an increase of 26%.
-	Acquired four buildings totaling approximately one million square feet for a total all-in cost of approximately $37.3 million with a weighted average lease term of just under five years.
-	Executed leases containing approximately 1.1 million square feet.
-	Achieved quarter end occupancy on the Company’s portfolio of 95.3%.
-	Raised gross proceeds of approximately $78 million under the Company’s “At the Market” offering program (ATM).
-	Closed on a seven year $150 million unsecured term loan.
-

Announced an increased in the monthly common dividend of 5% to $0.11 per share, commencing with the July 2014 dividend. The increase equates to an annualized rate of 5.5%, on the quarter ended share price of $24.10.

“Another very solid quarter,” commented Ben Butcher, STAG Industrial’s Chief Executive Officer.  “Our Company continues to enjoy the general benefits accruing to the US industrial sector and the specific benefits provided by our differentiated investment thesis.”

Acquisition Activity

During the first quarter of 2014, the Company completed the acquisition of four industrial buildings consisting of approximately one million square feet.

Acq. Date	SF	Buildings	CBSA	Cost (mm)

02/27/14	289,900	1	Allentown-Bethlehem-Easton, PA-NJ	$12.1

02/28/14	337,391	1	Manchester-Nashua, NH	$11.7

03/14/14	161,984	1	Cleveland-Elyria, OH	$8.2

03/26/14	186,000	1	Columbus, OH	$5.3
Total	975,275	4		$37.3

The Company invested approximately $37.3 million, including closing costs, for the four buildings acquired in the first quarter. The Company’s portfolio square footage increased to 39.0 million at March 31, 2014 representing a 25% increase in square footage since March 31, 2013.

Subsequent to the end of the first quarter, the Company acquired three industrial buildings containing approximately one million square feet located in the Savanah; Georgia, Dallas/-Fort Worth; Texas, and Cincinnati, Ohio CBSAs for approximately $36.7 million.

The Company has entered into contracts to acquire five additional industrial buildings for a combined purchase price of approximately $44.4 million, including closing costs, subject to various closing conditions.  These conditions have not yet been satisfied so there can be no assurance that these transactions will be consummated.

Leasing Activity and Occupancy

In the first quarter, the Company signed five lease renewals representing approximately one million square feet.  The Company also signed four new or expansion leases containing 125,400 square feet.  Tenant improvements and leasing commissions for all leases signed in the first quarter were approximately $0.3 million or approximately 1% of Cash NOI.

Nine leases consisting of 874,858 square feet expired in the first quarter of 2014. The tenant retention rate for these leases was 75%. The rental rate on the renewed leases expiring in the first quarter increased 3.7% on a cash basis and increased 11.2% on a GAAP basis.

Occupancy for the Company’s portfolio was 95.3% at the end of the first quarter 2014 compared to 95.6% at end of the fourth quarter 2013.  Same store occupancy decreased from 95.1% in the first quarter 2013 to 93.9% at the end of the first quarter 2014. This same store portfolio is defined as those properties owned January 1, 2013 that were owned throughout 2013 and through the first quarter of 2014.

Key Financial Measures

Cash NOI for the first quarter of 2014, was approximately $31.9 million, an increase of 26% compared to Cash NOI in the first quarter of 2013 of approximately $25.3 million.

Core FFO for the first quarter of 2014, was approximately $19.0 million, an increase of 23% over the Core FFO of approximately $15.5 million for the first quarter of 2013. Core FFO per diluted share for the first quarter of 2014, was $0.36 as compared to $0.33 per diluted share in the first quarter of 2013.

AFFO was approximately $19.3 million for the first quarter of 2014 compared to approximately $15.2 million for the first quarter of 2013, an increase of 26%. Net income for the first quarter of 2014 was approximately $21 thousand.  Included in Net income is depreciation and amortization expense of approximately $19.9 million.

A reconciliation of Net Income to Cash NOI, Adjusted EBITDA, Core FFO, FFO, and AFFO, all non-GAAP financial measures, appears at the end of this release.

The Company has included in a supplemental information package the results and operating statistics that reflect the activities of the Company for the three months ended March 31, 2014.  See below for information regarding the supplemental information package.

Financial Strength and Liquidity

As of quarter end, the Company’s net debt to annualized adjusted earnings before interest, tax, depreciation and amortization (Adjusted EBITDA) was 4.7x.  Interest coverage based on Adjusted EBITDA was 5.1x, and the weighted average interest rate on the Company’s outstanding debt, inclusive of interest rate swaps, was 3.82%.  Adjusted EBITDA was calculated based on annualizing the Company’s results for the three months ended March 31, 2014.  The Company’s total debt to total enterprise value was 27% as of March 31, 2014. Enterprise value of $2.0 billion is based on the March 31, 2014 closing share price of $24.10 times 55.4 million outstanding shares and units plus $139 million of preferred equity and total debt of $547 million.

As of quarter end, the Company had approximately $547 million of debt outstanding with a weighted average remaining term of 4.8 years.  This included $150 million under the Company’s five year and $150 million under the Company’s initial seven year unsecured term loans, both of which were fully drawn at March 31, 2014.  The interest rate on $100 million of the unsecured five year term loan balance has been swapped at an all-in interest rate of 2.17%.  The interest rate on $125 million of the unsecured seven year term loan balance has been swapped at an all-in interest rate of 3.83%.

At quarter end, there was $22 million outstanding and $178 million of availability under the Company’s $200 million unsecured revolving credit facility.

During the first quarter, the Company closed on a new $150 million unsecured loan with a seven year term. The interest rate at March 31, 2014 was one-month LIBOR plus a spread of 1.70%.  The Company has one year from closing to draw the funds and none were drawn at the closing.

During the first quarter, the Company also agreed in principle for the pricing of a $100 million private placement of senior unsecured notes consisting of $50 million with a 10 year term (the “10-Year Notes”) and $50 million with a 12 year term (the “12-Year Notes”, and together with the 10-Year Notes, the “Notes”). Borrowings under the Notes will bear interest at a fixed rate of 4.98% and are expected to be drawn on July 1, 2014 for the 12-Year Notes and on October 1, 2014 for the 10-Year Notes.  Subsequent to the end of the first quarter, the Company signed a Note Purchase Agreement in connection with the Notes, but issuance of the Notes remains subject to certain conditions as described in the Note Purchase Agreement.

Offerings

Under its ATM, the Company issued an aggregate of approximately 3.4 million shares of common stock at an average share price of $22.61 per share during the first quarter of 2014, receiving gross proceeds of approximately $77.6 million.  The Company used the net proceeds to fund acquisitions, repay indebtedness, and for working capital and other general corporate purposes.

Dividends

Subsequent to the end of the first quarter, the Company announced the Board of Directors approved a 5% increase in the Company’s monthly common stock dividend from the current monthly rate of $0.105 per share to $0.11 per share, commencing with the July 2014 dividend. The increase equates to an annual dividend of $1.32 per common share and represents an annual distribution rate of 5.5%, based on the Company’s first quarter ended share pricing of $24.10 per share.

The Company’s Board of Directors has declared a June 13, 2014 record date for the payment of the second quarter preferred stock dividends for its 9.0% Series A Cumulative Redeemable Preferred Stock (NYSE: STAG Pr A) (“Series A Preferred”) and its 6.625% Series B Cumulative Redeemable Preferred Stock (NYSE: STAG Pr B) (“Series B Preferred”). The Company confirmed that the dividend for the Series A Preferred is $0.5625 per share, which equates to $2.25 per share on an annualized basis, and the dividend for the Series B Preferred is $0.4140625 per share, which equates to $1.65625 per share on an annualized basis. Both preferred stock dividends will be payable on June 30, 2014.

Corporate Headquarters Relocation

On January 27, 2014, the Company completed the relocation of its corporate headquarters to One Federal Street, 23rd Floor, Boston, Massachusetts 02110.  The Company’s telephone and facsimile numbers remain the same.

Conference Call

The Company will host a conference call on Tuesday, May 6, 2014, at 11:00 a.m. (Eastern Time) to discuss the financial results.  The call can be accessed live over the phone toll-free by dialing (877) 407-4018, or for international callers, (201) 689-8471.  A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517.  The passcode for the replay is 13580098.  The replay will be available until Tuesday, May 13, 2014.

Interested parties may also listen to a simultaneous webcast of the conference call by visiting the Investor Relations section of the Company’s website at www.stagindustrial.com, or by clicking on the following link:

http://ir.stagindustrial.com/corporateprofile.aspx?iid=4263385

Supplemental Schedules

The Company has provided a supplemental information package to provide additional disclosure and financial information for the benefit of the Company’s various stakeholders.  This can be found under the “Presentations” tab in the Investor Relations section of the Company’s website at www.stagindustrial.com.

Additional information is also available on the Company’s website at www.stagindustrial.com.

STAG Industrial, Inc.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share data)

	March 31, 2014	December 31, 2013

Assets
Rental Property:
Land	$138,713	$134,399
Buildings	894,120	871,422
Tenant improvements	37,504	36,994
Building and land improvements	39,418	36,231
Less: accumulated depreciation	(79,577)	(71,653)
Total rental property, net	1,030,178	1,007,393
Cash and cash equivalents	28,726	6,690
Restricted cash	6,813	6,806
Tenant accounts receivable, net	13,978	13,790
Prepaid expenses and other assets	4,987	2,594
Interest rate swaps	2,940	3,924
Deferred financing fees, net	6,439	5,467
Leasing commissions, net	3,588	3,542
Goodwill	4,923	4,923
Due from related parties	187	185
Deferred leasing intangibles, net	210,181	214,967
Total assets	$1,312,940	$1,270,281
Liabilities and Equity
Liabilities:
Mortgage notes payable	$224,464	$225,591
Unsecured credit facility	22,000	80,500
Unsecured term loans	300,000	250,000
Accounts payable, accrued expenses and other liabilities	12,819	18,574
Interest rate swaps	98	-
Tenant prepaid rent and security deposits	9,070	8,972
Dividends and distributions payable	5,818	5,166
Deferred leasing intangibles, net	7,643	6,914
Total liabilities	$581,912	$595,717
Equity:
Preferred stock, par value $0.01 per share, 10,000,000 shares authorized,
Series A, 2,760,000 shares (liquidation preference of $25.00 per share) issued and outstanding at March 31, 2014 and December 31, 2013	69,000	69,000
Series B, 2,800,000 shares (liquidation preference of $25.00 per share) issued and outstanding at March 31, 2014 and December 31, 2013	70,000	70,000
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 48,300,314 and 44,764,377 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	482	447
Additional paid-in capital	646,844	577,039
Common stock dividends in excess of earnings	(133,744)	(116,877)
Accumulated other comprehensive income	2,504	3,440
Total stockholders’ equity	655,086	603,049
Noncontrolling interest	75,942	71,515
Total equity	731,028	674,564
Total liabilities and equity	$1,312,940	$1,270,281

STAG Industrial, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except share data)

	Three months ended March 31,

	2014	2013

Revenue
Rental income	$34,118	$25,934
Tenant recoveries	5,416	3,658
Other income	209	396
Total revenue	39,743	29,988
Expenses
Property	4,050	2,696
General and administrative	5,475	4,506
Real estate taxes and insurance	3,935	2,628
Property acquisition costs	559	575
Depreciation and amortization	19,854	15,398
Other expenses	237	85
Total expenses	34,110	25,888
Other income (expense)
Interest income	4	3
Interest expense	(5,666)	(4,650)
Total other income (expense)	(5,662)	(4,647)
Net loss from continuing operations	$(29)	$(547)
Discontinued operations
Income attributable to discontinued operations	-	129
Total income attributable to discontinued operations	-	129
Gain on sale of real estate	$50	$-
Net income (loss)	$21	$(418)
Less: loss attributable to noncontrolling interest after preferred stock dividends	(364)	(265)
Net income (loss) attributable to STAG Industrial, Inc.	$385	$(153)
Less: preferred stock dividends	2,712	1,553
Less: amount allocated to unvested restricted stockholders	88	69
Net loss attributable to common stockholders	$(2,415)	$(1,775)
Weighted average common shares outstanding — basic and diluted	45,139,481	40,514,942
Loss per share — basic and diluted
Loss from continuing operations attributable to common stockholders	$(0.05)	$(0.04)
Income from discontinued operations attributable to common stockholders	$-	$0.00
Loss per share — basic and diluted	$(0.05)	$(0.04)

STAG Industrial, Inc.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

(unaudited, in thousands, except share data)

	Three months ended March 31,

	2014	2013
Net income (loss)	$21	$(418)
Asset management fee income	(169)	(259)
General and administrative	5,475	4,506
Property acquisition costs	559	575
Depreciation and amortization	19,854	15,610
Interest income	(4)	(3)
Interest expense	5,666	4,650
Other expenses	237	85
Gain on sale of real estate	(50)	-
NET OPERATING INCOME	$31,589	$24,746

Net operating income	$31,589	$24,746
Straight-line rent adjustments, net	(1,191)	(772)
Intangible amortization in rental income, net	1,510	1,369
CASH NET OPERATING INCOME	$31,908	$25,343

Cash net operating income	$31,908	$25,343
New property cash net operating income	(8,361)	(261)
Cash net operating income from sold real estate	(48)	(374)
SAME STORE CASH NET OPERATING INCOME	$23,499	$24,708

Net income (loss)	$21	$(418)
Intangible amortization in rental income, net	1,510	1,369
Property acquisition costs	559	575
Depreciation and amortization	19,854	15,610
Interest income	(4)	(3)
Interest expense	5,666	4,650
Gain on sale of real estate	(50)	-
ADJUSTED EBITDA	$27,556	$21,783

STAG Industrial, Inc.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

(unaudited, in thousands, except share data)

	Three months ended March 31,

	2014	2013
Net income (loss)	$21	$(418)
Rental property depreciation and amortization	19,817	15,610
Gain on sale of real estate	(50)	-
Funds from operations	$19,788	$15,192
Preferred stock dividends	(2,712)	(1,553)
Amount allocated to unvested restricted stockholders	(88)	(69)
Funds from operations attributable to common stockholders and unit holders	$16,988	$13,570

Funds from operations attributable to common stockholders and unit holders	$16,988	$13,570
Intangible amortization in rental income, net	1,510	1,369
Termination income	(35)	-
Property acquisition costs	559	575
CORE FUNDS FROM OPERATIONS	$19,022	$15,514

Weighted average shares and units outstanding
Weighted average common shares	45,139,481	40,514,942
Weighted average restricted shares	279,659	229,368
Weighted average units	7,111,984	6,340,910
Weighted average shares and units outstanding — basic	52,531,124	47,085,220
Unvested outperformance plan	414,938	470,146
Weighted average shares and units outstanding — diluted	52,946,062	47,555,366
CORE FUNDS FROM OPERATIONS PER SHARE / UNIT - BASIC	$0.36	$0.33
CORE FUNDS FROM OPERATIONS PER SHARE / UNIT - DILUTED	$0.36	$0.33

Core funds from operations	$19,022	$15,514
Add: non-rental property depreciation and amortization	37	-
Straight-line rent adjustments, net	(1,024)	(772)
Recurring capital expenditures	(19)	(68)
Lease renewal commissions and tenant improvements	(169)	(436)
Non-cash portion of interest expense	315	248
Non-cash compensation expense	1,090	745
ADJUSTED FUNDS FROM OPERATIONS	$19,252	$15,231

Non-GAAP Financial Measures

Net operating income (NOI) is defined as rental revenue, including reimbursements, less property expenses and real estate taxes, which excludes depreciation, amortization, general and administrative expenses, interest expense, interest income, asset management fee income, property acquisition costs, offering costs, gain on sales of real estate, and other expenses. The Company defines Cash NOI as NOI less straight-line rent adjustments and less intangible amortization in rental income. The Company considers NOI and Cash NOI to be appropriate supplemental performance measures because they reflect the operating performance of the Company’s properties and exclude certain items that are not considered to be controllable in connection with the management of the property.  However, these measures should not be viewed as alternative measures of the Company’s financial performance since they exclude expenses which could materially impact the Company’s results of operations. Further, the Company’s NOI and Cash NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating NOI and Cash NOI.

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment write-downs of depreciable real estate, real estate related depreciation and amortization (excluding amortization of deferred financing costs and fair market value of debt adjustment) and after adjustments for unconsolidated partnerships and joint ventures.

The Company uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.  The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

The Company presents Core FFO and Adjusted FFO excluding property acquisition costs, offering costs, lease termination income, and intangible amortization in rental income.  Adjusted FFO of the Company also excludes non-rental property depreciation and amortization, straight-line rent adjustments, non-cash portion of interest expense, non-cash compensation expense and deducts recurring capital expenditures and lease renewal commissions and tenant improvements.  The Company believes that Core FFO and Adjusted FFO are useful supplemental measures regarding the Company’s operating performance as they provide a more meaningful and consistent comparison of the Company’s operating performance and allows investors to more easily compare the Company’s operating results.

However, because FFO, Core FFO and Adjusted FFO exclude rental property depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO, Core FFO and Adjusted FFO as measures of the Company’s performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO, Core FFO and Adjusted FFO may not be comparable to such other REITs’ FFO, Core FFO or Adjusted FFO.  FFO, Core FFO and Adjusted FFO should not be used as a measure of the Company’s liquidity, and are not indicative of funds available for the Company’s cash needs, including its ability to pay dividends.

The Company believes that EBITDA and Adjusted EBITDA are helpful to investors as supplemental measures of the operating performance of a real estate company because they are direct measures of the actual operating results of the Company’s industrial properties. The Company also uses these measures in ratios to compare its performance to that of its industry peers.  The Company presents Adjusted EBITDA excluding property acquisition costs, offering costs, gain on sales of real estate, and intangible amortization in rental income.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “should,” “project” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as updated by the Company’s subsequent reports filed with the Securities and Exchange Commission. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Source: STAG Industrial, Inc.

Contact:

STAG Industrial, Inc.

617-226-4987

InvestorRelations@stagindustrial.com